As submitted to the Securities and Exchange Commission on March 2, 2020

Registration No. _____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

ENERGY AND WATER DEVELOPMENT CORP.
(Exact name of issuer as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

7901 4th St. N, Suite 4174

St. Petersburg, FL 33702

305-517-7330

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Florida Registered Agent LLC

7901 4th St N, Suite 300

St. Petersburg, FL 33702

850-807-4500

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Amy K. Maliza

di Santo Law PLLC

429 Lenox Avenue, Suite 417

Miami Beach, FL 33139

(305) 587-2699

3585	30-0781375
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PRELIMINARY OFFERING CIRCULAR MARCH 2, 2020, SUBJECT TO COMPLETION

ENERGY AND WATER DEVELOPMENT CORP.

MAXIMUM OFFERING AMOUNT: $20,000,000

This is our initial public offering (the “Offering”) of securities of Energy And Water Development Corp., a Florida corporation (the “Company”). We are offering a maximum of 20,000,000 (Twenty Million) shares (the “Maximum Offering”) of our common stock, par value $.001 (the “Common Stock”) at an offering price of One Dollar ($1.00) per share (the “Shares”) on a “best efforts” basis. This Offering will terminate on the earlier of (i) March 2, 2021, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses, and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions (1)	Proceeds to the Company (2)
Per Share	$1	$0	$1
Maximum Offering	$20,000,000	$0	$20,000,000

(1) The Company does not currently intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to the Offering Statement of which this Offering Circular forms a part.

(2) Does not reflect payment of expenses of this offering, which are estimated to not exceed $150,000 and which include, among other things, legal fees, reproduction expenses, and actual out-of-pocket expenses incurred by the Company

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

 THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE COMPANY IS FOLLOWING THE “FORM S-1” FORMAT OF DISCLOSURE UNDER REGULATION A.

The date of this Offering Circular is _________, 2020.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities.  Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “we,” “EAWD,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Energy and Water Development Corp and its subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. The risk factors contained under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

INDUSTRY AND MARKET DATA

Although we are responsible for all disclosure contained in this Offering Circular, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications in conjunction with our assumptions regarding the machine vision for manufacturing industry and market. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this Offering Circular.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview of the Company

Energy and Water Development Corp., (EAWD), is an engineering solutions company focused on delivering water and energy to all kinds of industries and extreme environments. The Company offers design, construction, maintenance, and specialty consulting services to private companies, government entities, and non-government organizations. EAWD builds water and energy systems out of already-existing, proven technologies, utilizing the Company’s technical know-how to customize solutions to clients’ needs.

Additional information on the Company can be found under the “Prospectus Summary” heading of our Form S-1 filed on February 6, 2019 available here and the heading “Business” on page 1 of our Form 10-K filed on April 1, 2019 available here, each of which is incorporated by this reference.

REGULATION A+

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $50 million in a 12-month period.

THE OFFERING

Issuer:	Energy and Water Development Corp.

Shares Offered:	A maximum of Twenty Million (20,000,000) shares of our Common Stock (the “Shares”) at an offering price of One Dollar ($1.00) per share.

Number of shares of Common Stock Outstanding before the Offering:	95,624,339 (Ninety-Five Million Six Hundred Twenty-Four Thousand Three Hundred Thirty-Nine) shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering:	115,624,339 (One Hundred Fifteen Million Six Hundred Twenty-Four Thousand Three Hundred Thirty-Nine) shares of Common Stock if the Maximum Offering is sold.

Price per Share:	One Dollar ($1.00).

Maximum Offering:	Twenty Million (20,000,000) shares of our Common Stock at an offering price of One Dollar ($1.00) per share, for total gross proceeds of Twenty Million Dollars ($20,000,000) (the “Maximum Offering”).

Use of Proceeds:	We will use the net proceeds for working capital, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, or results of operations could suffer. In that case, the trading price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Our Business

OUR ABILITY TO CONTINUE AS A GOING CONCERN IS IN SUBSTANTIAL DOUBT ABSENT OBTAINING ADEQUATE NEW DEBT OR EQUITY FINANCINGS.

Our continued existence is dependent upon us obtaining adequate working capital to fund all of our planned operations. Working capital limitations continue to impinge on our day-to-day operations, thus contributing to continued operating losses. Thus, if we are unable to raise funds to fund the assembling and commercialization of our technological solutions, we may not be able to continue as a going concern and you will lose your investment. We have incurred accumulated operating losses since inception and have working capital deficits at the end of 2017 and 2018. If the Company is able to raise the necessary funds to execute its business plan or if the Company earns any revenues from its business operations, some of these funds will have to be used to pay off the outstanding judgments against the Company which are discussed under the heading “Legal Proceedings” herein.

Our independent accounting firm has included in its report the qualification that these conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The report also states that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, AND WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS OR CEASE OPERATIONS ALTOGETHER.

We need additional capital to fund our operations and we may not be able to obtain such capital, which would cause us to limit or cease our operations entirely. The conditions of the global credit markets may adversely affect our ability to raise capital in the future. If adequate additional financing is not available on reasonable terms or at all, we may not be able to execute our business plans and may have to modify them accordingly or even suspend them.

Even if we do find a source of additional capital, we may not be able to negotiate favorable terms and conditions for receiving the additional capital. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our Common Stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

LOSS OF KEY PERSONNEL CRITICAL FOR MANAGEMENT DECISIONS WOULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS

Our success depends upon the continued contributions of our executive officers and/or key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage product development, marketing, and growth within our industry. Competition for qualified personnel can be intense and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to attract and retain these personnel. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition, and cash flows.

WE EXPECT SIGNIFICANT COMPETITION FOR OUR PRODUCTS AND SERVICES.

Some of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we have today. If these larger competitors decide to focus on the development of Self-Sufficient Energy Supply Water Generation or Waste to Energy Generation, they could have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can.  As of today, there can also be no assurance that current and future competitors will not develop new or enhanced technical services technologies or more cost-effective systems.

INTERNATIONAL REGULATION MAY ADVERSELY AFFECT OUR PLANNED PRODUCT SALES.

As a part of our marketing strategy, we plan to market and sell our technical services and technological solutions internationally. In addition to regulation by the U.S. government, our technological solutions will be subject to environmental and safety regulations in each country in which we market and sell. While we have already received regulatory approval in some countries, including Mexico and India, we anticipate that regulations will vary from country to country and will vary from those of the United States. The difference in regulations and the laws of foreign countries may be significant and, in order to comply with the laws of these foreign countries, our suppliers may have to implement manufacturing changes or alter product design, or we may need to modify our marketing efforts. Any changes in our business practices or products will require response to the laws of foreign countries and may result in additional expense to the Company and either reduce or delay product sales.

IN THE CONDUCT OF OUR BUSINESS, WE WILL RELY UPON THE USE OF PATENTS AND INTELLECTUAL PROPERTY OWNED BY OTHER ENTITIES, WHICH ARE NON-EXCLUSIVE.

Our business utilizes various technologies that are the subject of patents owned by other entities or for which we do not have exclusive ownership or rights to use. The use of such patented technologies is dependent upon the cooperation of those entities and our agreements with them. There can be no assurances that any of our agreements will be extended beyond their current term or that such cooperation with the entities that control the patents will continue in the future. Our success depends on our ability to continue to use the patented technologies identified in our recommended technical solutions/water or energy plant designs and the ability of the patent owners to maintain patent protection for their products in the United States and in other countries and to enforce such patents. There can be no assurance that any of the patents relating to the technologies that we use will be deemed valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Moreover, any patent claims relating to our technologies may not be sufficiently broad to protect our solutions. In addition, issued patent claims may be challenged, potentially invalidated or potentially circumvented. Our rights to use the intellectual property of others may not afford us protection against competitors with similar technologies or permit the commercialization of the products and/or solutions incorporating these technologies without infringing third-party patents or other intellectual property rights.

RESEARCH AND DEVELOPMENT ACTIVITIES MAY BE COMPROMISED

We have development work which we believe has the potential for patent protection. We will evaluate our business benefits in pursuing patents in the future. We plan to protect all of our development work with confidentiality agreements with our engineers, employees and any outside contractors. However, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property or technology or otherwise develop a product with the same functionality. Policing unauthorized use of our intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property, particularly in foreign countries where we plan to do business, where the laws may not protect proprietary rights as fully as do the laws of the United States or where the enforcement of such laws is not common or effective.

Risks Related to Our Common Stock

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SHARES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our Shares are thinly traded on the OTC Pink Tier maintained by OTC Markets Group (“OTCPINK®”), the offering price of $1.00 per share for the Shares of Common Stock was arbitrarily selected. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the Shares.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR MORE THAN WHAT YOU PAID OR AT ALL.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them or at all. The trading price of our Common Stock may be subject to fluctuations in in response to various factors.

WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES WHICH WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

The Securities and Exchange Commission (the “SEC"), has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our Common Stock will be less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our Common Stock and therefore reduce the liquidity of the public market for our shares should one develop.

OUR SECURITIES ARE TRADED ON THE OTCPINK®, WHICH MAY NOT PROVIDE AS MUCH LIQUIDITY FOR OUR INVESTORS AS MORE RECOGNIZED SENIOR EXCHANGES SUCH AS THE NASDAQ STOCK MARKET OR OTHER NATIONAL OR REGIONAL EXCHANGES.

Our Common Stock is currently quoted on OTCPink® under the symbol “EAWD”. The OTC Markets are inter-dealer, over-the-counter markets that provide significantly less liquidity than the NASDAQ Stock Market or other national or regional exchanges. Securities traded on the OTC Markets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets. Quotes for stocks included on the OTC Markets are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Markets may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

WE MAY NOT SATISFY NASDAQ’S INITIAL QUOTATION STANDARDS AND, EVEN IF WE DO, WE MAY BE REMOVED FROM QUOTATION IN THE FUTURE.

We hope to eventually apply to quote our Common Stock on NASDAQ. Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial quotation requirements of NASDAQ. There is no guarantee that we will be able to meet all such requirements.

In the event we are able to quote our Common Stock on NASDAQ, we will be required to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the quotation of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to removal from quotation. If our Common Stock were to no longer be quoted on NASDAQ and we could not list or quote our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

FINANCIAL INDUSTRY REGULATORY AUTHORITY (“FINRA”) SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR COMMON STOCK, WHICH COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

BECAUSE DIRECTORS AND OFFICERS CURRENTLY AND FOR THE FORESEEABLE FUTURE WILL CONTINUE TO CONTROL EAWD, IT IS NOT LIKELY THAT YOU WILL BE ABLE TO ELECT DIRECTORS OR HAVE ANY SAY IN THE POLICIES OF EAWD.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of EAWD beneficially own approximately 49% of our outstanding Common Stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management. Mr. Hofmeier, our President, Chief Executive Officer and Chairman of the Board, and Irma Velazquez, our Chief Operating Officer and Vice-Chairman, who are married to each other, together own 48 % of the outstanding Common Stock.

In addition, sales of significant amounts of shares held by our officers and directors, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

SINCE WE INTEND TO RETAIN ANY EARNINGS FOR DEVELOPMENT OF OUR BUSINESS FOR THE FORESEEABLE FUTURE, YOU WILL LIKELY NOT RECEIVE ANY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a significant number of shares of our Common Stock in the public market could harm the market price of our Common Stock. This Offering Circular relates to the sale of up to 20,000,000 shares of our Common Stock, which represents approximately 20.9% of our current issued and outstanding shares of our Common Stock. As additional shares of our Common Stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of our Common Stock will increase, which could decrease its price.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in the Company.

AN INVESTMENT IN THE COMPANY’S COMMON STOCK IS EXTREMELY SPECULATIVE AND THERE CAN BE NO ASSURANCE OF ANY RETURN ON ANY SUCH INVESTMENT.

Our Common Stock is currently quoted on the OTC Pink Tier maintained by OTC Markets Group, Inc. under the symbol “EAWD”; however, an investment in the Company’s Common Stock is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment. The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, many of which we have little or no control over. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.

AS AN “EMERGING GROWTH COMPANY” UNDER THE JOBS ACT, WE ARE PERMITTED TO RELY ON EXEMPTIONS FROM CERTAIN DISCLOSURE REQUIREMENTS.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•

Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

•

Submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

•

Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, we cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the price of our securities may be more volatile.

Other Risks

THERE ARE OTHER UNIDENTIFIED RISKS.

The risks set forth above are not a complete list of the risks facing our potential investors. We acknowledge that there may exist significant risks yet to be recognized or encountered to which we may not be able to effectively respond. There can be no assurance that we will succeed in addressing these risks or future potential risks, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

If the Offering is fully subscribed for 20,000,000 shares of Common Stock, we expect that the net proceeds from the sale of shares of Common Stock will be approximately Nineteen Million Eight Hundred Fifty Thousand Dollars ($19,850,000), based on the subscription price of $1.00 per share and after all estimated expenses of this Offering. We estimate that the aggregate expenses of this Offering will be approximately $150,000.

We intend to use the net proceeds from this Offering (i) in connection with the manufacture, assembly, and commercialization of Self Sufficient Energy Supplied Atmosphere Water Generators (AWGs), Water Purification products and Waste to Energy technological solutions; (ii) for general corporate purposes, including, without limitation, for working capital purposes, hiring of technical and administrative personnel, enhancing marketing & acquiring IT equipment, making payments of accounts payable and pre-payments within our supply chain; (iii) to finance capital expenditures, including without limitation the expansion of premises, acquisition of equipment and transportation, (iv) the payment of indebtedness, and (v) to otherwise improve our financial position to pursue an up-listing to NASDAQ.

The expected use of net proceeds from this Offering represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this Offering or the order of priority in which we may use such proceeds. Circumstances that may cause us to alter our anticipated uses and allocations of proceeds from this Offering include (i) the size of the Offering and, (ii) our cash flow from operations during fiscal year 2020. Accordingly, we will retain broad discretion over the use of these proceeds and the Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

DETERMINATION OF OFFERING PRICE

The shares being offered by the Company will be sold at a fixed price of $1.00 for the duration of this Offering. The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. It has been arbitrarily determined by the Company.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net book value (deficit) as of September 30, 2019 was $($4,255,935) or ($0.05) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets, less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $1,600,000, $1,200,000, $800,000 and $400,000, respectively):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$1.00	$1.00	$1.00	$1.00
Net tangible book value per share as of September 30, 2019 (1)	(0.0457)	(0.0457)	(0.0457)	(0.0457)
Increase (Decrease) in net tangible book value per share attributable to new investors in this offering	$0.1671	0.1311	.0917	.0482
Net tangible book value per share, after this offering	0.1214	.0854	.0460	.0025
Dilution per share to new investors	0.83	.87	.91	.95

(1)	Based on net book value (deficit) as of September 30, 2018 of ($4,255,935) and 93,182,483 outstanding shares of Common Stock as of September 30, 2019.

MANAGEMENT'S DISCUSSION & ANALYSIS OF

FINANCIAL CONDITION & RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

RESULTS of OPERATIONS

Results of Operations for the Nine Months ended September 30, 2019 Compared to the Nine Months ended September 30. 2018

Revenue

For the nine months ended September 30, 2019, although we signed a contract for the sale of a solar powered atmospheric water generation system (“SPAWG”) to our South African customer, the build out which began in the fourth quarter of 2019, will take 6-8 months to complete before revenue will occur.  This represents the initial revenue opportunity for EAWD.

General and Administrative Expense

General and administrative expense increased by $79,802 to $752,190 for the nine months ended September 30, 2019 from $672,388 for the nine months ended September 30, 2018.

The increase in general and administrative expenses was primarily due to decreases in the following categories:

•

 $74,810 increase for professional fees, as a result of

•

a $65,282 decrease in legal services related to the registration filing expense in 2018 compared to 2019,

•

a $32,700 decrease in general corporate legal matters,

•

a $7,593 decrease in accounting, reporting and tax services, which were partially offset by,

•

a $45,390 increase in services related to the Norwood litigation

•

a $134,400 increase in financial consulting fees and finders fees to secure additional financing, and

•

a $595 increase for other legal expenses.

•	$6,154 increase in travel and entertainment due to increased funding and marketing efforts.

The foregoing decreases were partially offset by an increase of:

•	$1,162 decrease in other general and administrative expense which is considered nominal.

Other Income (Expense)

Other income increased $22,078 from $90,937 income (2018) to $68,859 expenses (2019) primarily as a result of the following:

•	A $42,000 recovery of the reserve placed on a litigation matter that was dismissed, a one-time benefit to 2018,
•	a $65,151 expense in 2019 for the amortization of the beneficial conversion feature,
•	a $39,147 bad debt recovery in 2018 which did not repeat in 2019,
•	a $14,655 accounts payable adjustment in 2018 which did not repeat in 2019,
•	a $11,680 increase in interest expense, due to increases in liability balances subject to interest,
•	a $14,595 amortization of derivative liability,
• •	a $34,000 charge for statutory interest related to a judgement, and a $199,149 change in fair value of derivative liability.

Net Loss

Net Loss increased by $101,880 to $683,331 for the nine months ended September 30, 2019 from $581,451 for the nine months ended September 30, 2018. This increase was attributable to the net increases and decreases as discussed above.

Comparison of the fiscal years ended December 31, 2018 and December 31, 2017

Revenue

For the fiscal years 2018 and 2017, we generated no revenue.

General and Administrative Expense

General and administrative expense increased by $65,692 or 8.1% to $873,189 for the year ended December 31, 2018 from $807,497 for the year ended December 31, 2017. The following discussion provides further explanation of the change in each item.

There was $85,951 in increased legal and accounting professional fees as a result of financial audits and document preparation for the offering and registration, which were partially offset by a $20,259 in combined decreases from the following items:

•	$4,000 for management fees to affiliates as a result of a small adjustment in monthly fees in 2018;
•	$7,762 for travel and entertainment a result of focusing resources on financing and offering activities rather than product commercialization;
•	$3,201 for advertising and marketing also a result of focusing resources on financing and offering activities; and
•	$5,296 for other general and administrative expenses.

Other Income

Other Income increased by $42,160 to $71,744 for the year ended December 31, 2018 from $29,584 for the year ended December 31, 2017 primarily due to the following:

•	$35,900 decrease from one-time gain resulting from the cancellation and forfeiture of a distribution agreement in 2017;
•	$42,000 increase from one-time gain resulting from the recovery of reserves provided on a lawsuit dismissed in 2018;
•	$39,148 increase from one-time gain resulting from the recovery of prior reserves in 2018;
•	$2,338 increase in net interest and other expense.

Net Loss

Net Loss increased by $23,532 to $801,445 for the year ended December 31, 2018 from $777,913 for the year ended December 31, 2017. This increase was attributable to the increase in general and administrative expenses partially offset by other income, as discussed above.

Liquidity and Capital Resources

We had cash of $0 and a working capital deficit of $3,740,528 at December 31, 2018. Our operating and capital requirements in connection with supporting our operations will continue to be significant. Since inception, our losses from operations and working capital requirements have been satisfied through the deferral of payment for services performed by our founders and related parties discussed more fully below.

We have sustained operating losses since our inception. At December 31, 2018, we had an accumulated deficit of $11,016,304. The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable as this is dependent upon the reduction of certain expenses and success in obtaining project contracts, among other things. These conditions raise substantial doubt about the entity’s ability to continue as a going concern.

We also satisfied our cash and working capital requirements in 2018 and 2017, primarily through Company expenses paid by an affiliate EAWC Tecnologias Verdes, S.A. (“EAWC-TV”) and the issuance of convertible debentures. During 2018, the expenses paid on behalf of the Company totaled $170,483 by an affiliate EAWC-TV. During the years ended December 2018 and 2017, the Company issued $20,000 and $478,325 respectively, in convertible debentures. The holders of the instrument have the option to convert these convertible debentures into Common Stock at conversion prices ranging from $1.00 to $0.10. On March 27, 2019 holders of two convertible debentures exercised their conversion options on convertible debentures amounting to $265,825 in exchange for 2,280,750 shares of Common Stock.

The above debentures were determined to be solely debt without equity portion as the Company has determined that these conversion options are not beneficial. As such, these convertible debentures have no equity portion and are presented as loans payable in the financial statements. The transaction price for these loans payable reflects the fair value of the instruments issued.

Comparison of Cash Flows for the Years Ended December 31, 2018 and December 31, 2017

Cash Flows from Operating Activities

We used $20,000 of cash used in our operating activities in 2018 compared to $558,396 used in 2017. The decrease of $538,396 is due to $45,248 of increase in non-cash reconciliations to net loss and $607,176 increase in operating liabilities in the current period compared to the same period one year ago.

Cash Flows from Investing Activities

We received $0 and $80,022 in cash provided by our investing activities in 2018 compared to $80,022 provided in 2017.  The decrease of $80,022 is due to no investing activities in the current period compared to the same period one year ago.

Cash Flows from Financing Activities

We received $20,000 and $478,325 in cash from financing activities in 2018 and 2017, respectively. The decrease of $458,325 is due to the decrease in financing through convertible debentures in the current period compared to the same period one year ago.

Financial Position

Total Assets – The Company did not have any assets in both fiscal years end December 31, 2018 and 2017.

Material Commitments

Technology Transfer and License Agreement with SWATE

Effective February 1, 2013, the Company entered into a ten-year Technology Transfer and License Agreement with SWATE. In accordance with the Technology Transfer and License Agreement, if the company generates revenue as a result of the products and licenses related to the agreement, the company is to pay SWATE an annual fee stipulated in the agreement plus 5% of revenue generated. If revenue is not generated, future minimum royalty fees are as follows: during the first year: $542,000; during the second year: $1,000,000; and during the third and succeeding years: $2,000,000. On April 15, 2015, SWATE agreed to waive licenses fees for 2014 and 2015, and on January 29, 2016 SWATE agreed to waive license fees for 2016 and 2017.

On January 5, 2018, SWATE and the Company executed a Termination of the exclusive Technology Transfer and License Agreement effective from January 6, 2018. The termination cited default of some obligations acquired such as the absence of the Company’s generation of revenue as a result of the Agreement, the potential manufacturing and change on the constitution and ownership of SWATE which could affect significantly the expected results of the agreement. SWATE confirmed that no open balance exists at this time, confirming the waiving of due royalties for the Years 2016 and 2017. SWATE confirms that the company shall be entitled to manufacture the designed products only and exclusively for the concept of Waste to Energy on the configured standards, without having to pay any further royalties until February 1st, 2023. Nevertheless, it shall refrain from revealing any document or information of intellectual property provided by SWATE (the Licensor) that is less than 10 years old. Effective with the termination of the Technology Transfer and License Agreement, all commercial activities between SWATE and the Company ceased.

Employment Agreements

The Company entered into employment agreements with Mr. Hofmeier, its President, Chief Executive Officer and Chairman of the Board, and Ms. Velazquez, its Chief Operating Officer and Vice-Chairman (together, the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Company agreed to pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors. Each Employment Agreement has an initial term of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Off Balance Sheet Arrangements

None.

Related Party Transactions

On January 9, 2020, the Company entered into a Settlement Agreement with each of Mr. Hofmeier and Ms. Velazquez  whereby (i) Mr. Hofmeier agreed to receive an aggregate 1,022,095 shares of Common Stock and 2,002,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,175,000.00 in unpaid compensation owed to him pursuant to his January 1, 2012 employment agreement with the Company and (ii) Ms. Velazquez agreed to receive an aggregate 1,022,095 shares of Common Stock and 1,778,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,063,000.00 in unpaid compensation owed to her pursuant to her January 1, 2012 employment agreement with the Company.

Due to officers

Amounts due to officers as of December 31, 2018 and 2017 are:

	2018	2017
Ralph Hofmeier:
Unsecured advances due to officer	$17,678	$17,678
Accrued salaries	1,025,000	875,000
Total due to Ralph Hofmeier	1,042,678	892,678
Irma Velazquez:
Unsecured advances due to officer	38,490	38,490
Accrued salaries	913,000	763,000
Total due to Irma Velazquez	951,490	801,490
	$1,994,168	$1,694,168

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company. These net advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for Mr. Hofmeier, the Company’s President, Chief Executive Officer and Chairman of the Board, and Ms. Velazquez, the Company’s Chief Operating Officer and Vice-Chairman. Each of Mr. Hofmeier and Ms. Velazquez is also a significant stockholder.

On January 9, 2020, the Company entered into a Settlement Agreement with each of Mr. Hofmeier and Ms. Velazquez  whereby (i) Mr. Hofmeier agreed to receive an aggregate 1,022,095 shares of Common Stock and 2,002,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,175,000.00 in unpaid compensation owed to him pursuant to his January 1, 2012 employment agreement with the Company and (ii) Ms. Velazquez agreed to receive an aggregate 1,022,095 shares of Common Stock and 1,778,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,063,000.00 in unpaid compensation owed to her pursuant to her January 1, 2012 employment agreement with the Company.

Due to affiliate

Due to affiliate is comprised of the following as of December 31, 2018 and 2017:

	2018	2017
Swiss Water Tech Research and Development, S.A.:(SWATE)
Royalty fees under Technology Transfer and License Agreement	$—	$—
International Service Contract fees (1)	—	712,070
	$—	$712,070

———————

(1)	We have described above at “Our Business Relationships” our relationships with SWATE, which were terminated by agreement on December 31, 2016.

The outstanding balance was settled with the issuance of 712,070 restricted common shares of the Company. EAWC issued 712,070 shares on February 2, 2018, which were fair valued at $85,448.  The difference of $626,622 was accounted for as a capital contribution from a related party.  Effective with the termination of the Technology Transfer and License Agreement on January 5, 2018, all commercial activities between SWATE and the Company ceased.

Due to/from affiliate

In August 2014, the Company began advancing funds to its affiliate EAWC Tecnologias Verdes, S.A. (“EAWC-TV”). EAWC-TV is the exclusive distributor of EAWD for Mexico and Latin America and as their relationship matured, it became a provider of professional administration services to EAWD. As of December 31, 2015, the Company had advanced $151,715 and during the year ended December 31, 2016, the Company advanced an additional $71,616 bringing the total funds advanced to its affiliate at December 31, 2016 to $223,331. During 2017, EAWC-TV operations began to stabilize, and effective January 2017 the Company engaged EAWC-TV to provide its management services, including disbursement processing for $25,000 per month totaling $300,000 annually. During 2017, EAWC-TV processed $461,925 of cash proceeds received from EAWD convertible notes and disbursed $237,947 on behalf of EAWD for EAWD operational expenses. This fundamental change in their business relationship resulted in EAWC-TV repaying the funds advanced by EAWD, flipping the relationship in April 2018 where EACW-TV was advancing funds to EAWD. The total due from EAWC-TV at December 31, 2017 was $155,790 but during the year ending December 31, 2018, EAWC-TV provided $300,000 of services plus $3,620 net in interest and remitted $170,483 to vendors in satisfaction of EAWD obligations. EAWD also remitted $20,000 to EAWC-TV. In 2018, EAWC-TV has reduced its obligation to the Company from $155,790 (due from EAWC-TV) at December 31, 2017 to $298,313 (due to EAWC-TV) at December 31, 2018.

During the nine months ended September 30, 2019, EAWC-TV provided $225,000 of services plus $10,376 net in interest and remitted $96,712 to vendors in satisfaction of EAWD obligations. EAWD also remitted $226,680 to EAWC-TV. The balance due to EAWC-TV by EAWD at September 30, 2019 was $303,742.

Going Concern Qualification

We have incurred significant losses and cash used in operations, and such losses and use of cash are expected to continue. Our Independent Registered Public Accounting Firm has included a "Going Concern Qualification" in their report for the fiscal years ended December 31, 2018 and 2017. In addition, we have negative working capital. The foregoing raises substantial doubt about our ability to continue as a going concern. Management's plans include seeking additional capital or debt financing. There is no guarantee that additional capital or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to us. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DESCRIPTION OF SECURITIES

Summary of Securities

The following description summarizes certain terms of our capital stock, as in effect upon the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our amended and restated articles of incorporation (the “Articles”) and bylaws, which are included as exhibits to the Offering Statement of which this Offering Circular forms a part, and to the applicable provisions of Florida law.

Authorized Capital and Preferred and Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.001 per share and 500,000,000 shares of preferred stock, par value $0.001 per share. As of February 14th, 2020, there were 95,624,339 shares of Common Stock outstanding and 3,780,976 shares of Series A preferred stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our Common Stock.

Each share of Common Stock has one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Holders of shares of Common Stock are not entitled to cumulative voting for electing members of the Board. Please refer to the Company’s Articles, bylaws, and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of the company’s securities.

Preferred Stock

The following is a summary of the material rights and restrictions associated with our Common Stock.

We are authorized to issue 500,000,000 shares of preferred stock, $0.001 par value per share. Pursuant to our Articles, the Board is authorized to authorize and issue preferred stock and to fix the designations, preferences and rights of the preferred stock pursuant to a board resolution. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of our Common Stock.

Series A Preferred Stock

1.

Dividends.  Series  A  Preferred  Stock  shall  be  treated  pari  passu  with Common Stock except that the dividend on each share of Series A Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

2.

Liquidation, Dissolution, or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, Series A Preferred Stock shall be treated pari passu, with Common Stock except that the payment on each share of Series A Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

3.

Voting.  On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the record date for determining shareholders entitled to vote on such matter multiplied by the Conversion Rate. Except as provided by law or by the other provisions of the Articles, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

4.

Conversion.  The “Conversion Rate” means that each share of Series A Preferred Stock is convertible into 5 shares of Common Stock (as adjusted pursuant to the terms set forth in the Articles).

a.

Optional Conversion.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time.

b.

Mandatory Conversion.  Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000.00 of gross proceeds to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred, all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then-effective Conversion Rate.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended and Restated Articles of Incorporation filed as Exhibit 3.1 to this Offering Statement, which is incorporated by reference herein.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

The Company does not currently have any warrants issued or outstanding.

Options

On January 2, 2012, the company’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the company’s Common Stock.

A summary of information regarding the company’s Common Stock options outstanding is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2017	2,200,000	$0.10	3
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2018	2,200,000	$0.10	2
Issued	—	—	—
Exercised	—	—	—
Outstanding at September 30, 2019	2,200,000	$0.10	1.25

The above outstanding options were granted on January 1, 2012 to a former company’s executive. These options vested at 20,000 options per month and 2,200,000 were fully vested and exercisable at September 30, 2019, December 31, 2018 and 2017. During the nine months ended September 30, 2019, the years ended December 31, 2018 and 2017, the company recognized no stock-based compensation expense. The weighted-average grant date fair value of each option was estimated to approximate $0.05 using the Black Scholes valuation methodology. As of September 30, 2019, December 31, 2018 and 2017, there was no unrecognized compensation costs related to non-vested stock options.

The fair value of stock options granted of $0.05 per share was calculated using the Black-Scholes option pricing model based on the following assumptions; risk free interest rate of 1.89%, expected volatility of 317.38%, expected option terms of 9.08 years and no expected dividend yield.

Expected volatility is based on historical volatility of the securities of the company and of other comparable companies. Short Term U.S. Treasury rates were utilized. The expected term of the options was calculated using the alternative simplified method permitted by SAB 107, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

Convertible Debentures

Convertible notes

From December 2015 through December 2018, the Company issued convertible loans payable to an aggregate of 11 note holders, raising $586,825. These convertible loans are due on demand, unsecured, have no maturity date and are generally non-interest bearing although a few of the notes provide for 2% interest. The note holders have the option to convert the loans into 4,917,350 common shares at conversion prices ranging from $1.00 to $.05 per share. The conversion feature is exercisable for one year after the issuance date of the note. For older notes with expired conversion options, management granted an extension as requested.

The convertible loans issued in 2018 and prior were determined to be solely debt without an equity portion as the Company has determined that these conversion options issued are not beneficial. As such, these convertible debentures have no equity portion and are presented as loans payables in the financial statements. The transaction price for these loans payable reflects the fair value of the instruments issued.

During the nine months ended September 30, 2019, by mutual agreement between the Company and the debt holders, an aggregate of $546,825 of outstanding convertible debt was converted into 4,877,350 common shares of the Company at a conversion price ranging from $0.10 - $1.00 per share. In Q2 and Q3 2019, the Company issued 40,000 conditional shares to several note holders pending paperwork to complete the conversion.  As of September 30th, 2019 and December 31th, 2018, the Company had outstanding convertible loans of $40,000 and $586,825, respectively.

Convertible notes with beneficial conversion feature

During Q1 2019, the Company issued two convertible loans payable, which totaled $98,000. The convertible loans payable are due on February 19, 2020, accrue interest at 0-2% per annum and are convertible into 1,960,000 shares of the Company’s Common Stock at $0.05 per share which is a discount to the market price on the date of the issuance (beneficial conversion feature). After performing an analysis of the conversion option under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting treatment.  The Company therefore performed an analysis if the conversion option was subject to a beneficial conversion feature and determined that it was.  Accordingly, the Company recorded a debt discount of $98,000 for the value of the beneficial conversion feature.  For the nine months ended September 30, 2019 and 2018 the Company amortized debt discount of $65,151 and $0, respectively. As of September 30, 2019 and December 31, 2018, the Company had outstanding convertible loans with a beneficial conversion feature of $98,000 and $0, respectively.

Convertible notes with a variable conversion feature

On August 7, 2019, the Company entered into an $110,000 8% convertible note to provide interim financing.  The note bears interest at the rate of 8% per annum.  All interest and principal must be repaid before or on August 7, 2020.  The note is convertible into Common Stock, at the holder’s option, at a price equal to 70% of the lowest closing bid price of the Common Stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by

(i)

115% if prepaid during the period commencing on the closing date through 60 days thereafter,

(ii)

120% if prepaid 61 days following the closing through 120 days following the closing, and

(iii)

135% if prepaid 121 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

The Company has identified the embedded derivatives related to the above described note. This embedded derivative included variable conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivative as of the inception date of the note and to fair value as of each subsequent reporting date.

At the inception of the note, the Company determined the aggregate fair value of $183,809 of embedded derivatives which resulted in a $73,809 loss from fair value charged to current period operations. The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	09/30/19
(1) dividend yield of	0%	0%
(2) expected volatility of	316.63%	227.51%
(3) weighted average risk-free interest rate of	1.75%	1.75%,
(4) expected life of	1.00 years	0.97 years
(5) estimated fair value	$0.2983	$0.1631

The determined fair value of the embedded derivative was $183,809 at inception and $170,851 at September 30, 2019, resulting in an initial loss of $73,809 and after a $12,958 change in fair value charged to current period operations as non-cash expense, the loss for the period was $60,851. For the nine months ended September 30, 2019 and 2018 the Company amortized debt discount of $14,595 and $0, respectively. As of September 30, 2019 and December 31, 2018, the Company had outstanding convertible loans with a beneficial conversion feature of $170,851 and $0, respectively.

 Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, as Amended, and Our Bylaws.

Provisions of our amended and restated articles of incorporation, as amended, and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute, may be called by the Company’s board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 20% of the votes at that meeting. If a special meeting is called by anyone other than the Board of Directors or the President or the Chairman of the Board, then the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by other written communication to the Chairman of the Board, the President, any Vice President or the Secretary of the corporation. The officer receiving the request forthwith shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of the By-Laws, that a meeting will be held at the time requested by the person or persons calling the meeting, so long as that time is not less than 15 nor more than 60 days after the receipt of the request.

Removal of Directors; Vacancies. Any director may resign effective upon giving oral or written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum by (i) unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (iii) a sole remaining director; however, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), or by the unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified, or until his or her death, resignation or removal. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any director, (ii) if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, (iii) if the authorized number of directors is increased, or (iv) if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be elected at that meeting. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent, other than to fill a vacancy created by removal, shall require the consent of the holders of a majority of the outstanding shares entitled to vote thereon. A director may not be elected by written consent to fill a vacancy created by removal except by unanimous consent of all shares entitled to vote for the election of directors.

Amendment of Bylaws. Our Bylaws provide that new By-Laws may be adopted or the By-Laws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. Our Bylaws provide that new By-Laws may be adopted or the By-Laws may be amended or repealed by the board of directors.

Transfer Agent and Registrar

Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601, Phone: (201) 820-2008, Fax: (201) 820-2010.

Quotation of Common Stock

Our Common Stock is currently quoted on the OTC Pink Market under the symbol “EAWD”.  Our securities are currently highly illiquid, and subject to large swings in trading price, and are only traded on a sporadic and limited basis. On March 2, 2020, the last reported sale price per share for our Common Stock as reported was $0.148.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, and such other factors as our Board deems relevant.

PLAN OF DISTRIBUTION

The shares are being offered by us on a “best-efforts” basis by our officers, directors, and employees, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and finders. As of the date of this Offering Circular, unless otherwise permitted by applicable law, we do not intend to accept subscriptions from investors in this Offering who reside in certain states, unless and until the Company has complied with each such states’ registration and/or qualification requirements or a FINRA-member broker-dealer has been engaged by the Company to consummate and process sales to investors in such states. We reserve the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, in order to take such actions necessary to enable the Company to accept subscriptions in this Offering from investors residing in such states identified above.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the Common Stock shares. We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the Offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finder’s fees and brokerage commissions may be paid in cash, Common Stock, or warrants to purchase our Common Stock. We may also issue shares and grant stock options or warrants to purchase our Common Stock to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or non-accountable basis. We have not entered into selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our Offering will expire on the first to occur of (a) the sale of all 20,000,000 shares of Common Stock offered hereby, (b) 1 year from the date that this Offering Circular is declared effective, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when our board of directors elects to terminate the Offering.

SHARES ELIGIBLE FOR FUTURE SALE

The disclosures contained under the heading “Shares Eligible For Future Sale” on page 25 of our Form S-1 filed on February 6, 2019 available here are incorporated by this reference.

DESCRIPTION OF BUSINESS

The description of our business contained under the heading “Summary – Overview of the Company” in this offering circular and under the heading “Business” on page 1 of our Form 10-K filed on April 1, 2019 available here are incorporated by this reference.

DESCRIPTION OF PROPERTY

On March 1, 2016, the Company leased office space at 3250 Mary Street, Suite 303 Coconut Grove FL 33133 from the Company’s counsel for monthly rent payments of $300 on a month to month basis. Effective September 2019, the Company leased new office space at 444 Brickell Ave, Suite 51270, Miami, FL 33131.

LEGAL PROCEEDINGS

Other than litigation that may arise in the usual course of business, the Company is currently involved in the following legal proceedings:

Aquasphere - Aquasphere Greentech Solutions Pvt., Ltd filed a complaint against Powermax Green Technologies, LLC and Eurosport Active World Corp., case No. 2014 8179-CA in the Circuit Court of the Eleventh Judicial Circuit for Miami-Dade County, Florida. The plaintiff is alleging breach of contract date on March 24, 2011; for purchase of an AM65 water generator with a purchase price of $70,000.00, a deposit was received for a total of $42,000.00. The purchase contract clearly indicated that full payment was required for release of the shipment. The plaintiff was seeking refund of deposits made. Legal counsel filed an answer to the complaint and discovery was in process. On April 23, 2018 the case was dismissed for Lack of Prosecution.

Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier - Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. An Agreed Stipulation for Final Judgement was entered into by the plaintiff, Nick Norwood, the Company, and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872.  Disputes have arisen over payments made to satisfy that judgment. The Company is in the process of settling the method and manor of payment to the plaintiff.

CocoGrove – The nature of the litigation was for breach of a lease agreement. This case is concluded with a judgement against the Company in July 2010 for $84,393 plus 6% interest. There have been no efforts to seek collection of this judgement. Management intends to settle this judgement when it is in a financial position to make a payment.

Eurosport Active World Corp. Vs Nick Norwood, Et al – Case Number 2018-031011-CA-01 – Miami-Dade County, FL Circuit Court.  The Company filed suit against Nick Norwood and David Packard for claims including civil theft, conversion, conspiracy, and injunctive relief.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The description of our market for common equity and related shareholder matters contained under the heading “Market for Common Equity and Related Shareholder Matters” on page 38 of our Form S-1 filed on February 6, 2019 available here is incorporated by this reference.

MANAGEMENT

The description of our directors and executive officers contained under the heading “Management” on page 51 of our Form S-1 filed on February 6, 2019 available here is incorporated by this reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our President and Chief Executive Officer and our Chief Operating Officer, our only officers, for the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Ralph Hofmeier (1)	2018	150,000	—	150,000
President and Chief Executive Officer	2017	150,000	—	150,000

Irma Velazquez (2) (3)	2018	150,000	—	150,000
Chief Operating Officer	2017	150,000	—	150,000

———————

(1)	Pursuant to an employment agreement dated January 1, 2012.
(2)	Pursuant to an employment agreement dated January 1, 2012.

Outstanding Equity Awards at Fiscal Year-End Table

The named executive officers had no outstanding equity awards at December 31, 2018 and 2017.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The board of directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

The Company entered into employment agreements with Mr. Hofmeier, its President and Chief Executive Officer, and Ms. Velazquez, its Chief Operating Officer (collectively the “Employment Agreements”), effective January 1, 2012. Mr. Hofmeier and Ms. Velazquez also serve as the Company’s only directors, and each is a significant stockholder of the Company. Under the Employment Agreements, the Company agreed to pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors. Each Employment Agreement has an initial term of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our voting stock beneficially owned, as of February 14, 2020, by (i) those persons known by us to be owners of more than 5% of our Common Stock, (ii) each director, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group:

	Common Stock		Series A Preferred Stock
Name and address of beneficial owner.	No. of Shares	% of Class (1)	No. of Shares	% of Class (1)
Directors and Officers
Mr Ralph Hofmeier (2)(3)	17,215,855	18.00%	2,002,488	52.96%

Ms Irma Velazquez(2)(3)	29,515,388	30.87%	1,778,488	47.04%

All officers and directors as a group (two persons)	46,731,243	48.87%	3,780,976	100.00%
5% Security Holders:
Andrea Hofmeier (2)	8,000,000	8.37%
Eugene Hunt	8,096,000	8.47%

(1)

Applicable percentages are based on 95,624,339 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them.

(2)

Ralph Hofmeier is the record holder of 17,215,855 shares of Common Stock. Irma Velazquez, the wife of Ralph Hofmeier is the record holder of 29,515,388 shares of Common Stock, over which both Mr. Hofmeier and Ms. Velazquez have joint voting and dispositive power. Andrea Hofmeier, the divorced wife (2012) of Ralph Hofmeier, is the record holder of 8,000,000 shares of Common Stock.

(3)

On January 9, 2020, settlement and release agreements were signed by Ralph Hofmeier and Irma Velazquez regarding the accrued compensation due to each of them. Ralph Hofmeier received 1,022,095 common shares and 2,002,488 Series A preferred shares in satisfaction of $1,175,000 of accrued salaries  .Irma Velazquez received 1,022,095 common shares and 1,778,488 Series A preferred shares in satisfaction of $1,063,000 of accrued salaries. The Series A preferred shares provide for voting rights where each share of preferred stock votes in a ratio to common shares of 5 votes to 1.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Due to officers

Amounts due to officers as of December 31, 2018 and 2017 are comprised of the following:

	2018	2017
Ralph Hofmeier:
Unsecured advances due to officer	$17,678	$17,678
Accrued salaries	1,025,000	875,000
Total due to Ralph Hofmeier	1,042,678	892,678
Irma Velazquez:
Unsecured advances due to officer	38,490	38,490
Accrued salaries	913,000	763,000
Total due to Irma Velazquez	951,490	801,490
	$1,994,168	$1,694,168

Unsecured advances due to officers represent unreimbursed Company expenses paid by the officers on behalf of the Company. During the year ended December 31, 2018, the Company accrued salaries of $150,000 each for Ralph Hofmeier and Irma Velazquez. During the year ended December 31, 2017, the Company accrued salaries of $150,000 each for Ralph Hofmeier and Irma Velazquez. Irma Velazquez also received a $112,000 payment against her accrued salary. In addition, the Company repaid Irma Velazquez $100 and recorded charges of $17 for advances due to officer. These net advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Company’s President and Chief Executive Officer, and Chief Operating Officer (See "Note 8 Commitments and Contingencies" to the Consolidated Financial Statements ended December 31, 2018 and 2017).

In addition to the direct unsecured advances and accrued salaries due to officers, the Company’s officers are also the primary beneficiaries of transactions due to and from affiliates as discussed further below.

On January 9, 2020, the Company entered into a Settlement Agreement with each of Mr. Hofmeier and Ms. Velazquez  whereby (i) Mr. Hofmeier agreed to receive an aggregate 1,022,095 shares of Common Stock and 2,002,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,175,000.00 in unpaid compensation owed to him pursuant to his January 1, 2012 employment agreement with the Company and (ii) Ms. Velazquez agreed to receive an aggregate 1,022,095 shares of Common Stock and 1,778,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,063,000.00 in unpaid compensation owed to her pursuant to her January 1, 2012 employment agreement with the Company.

Due to affiliate

During 2018 and 2017, the Company advanced funds of $0 and $461,925 respectively, to its then affiliate, EAWC Tecnologias Verdes SA de CV. These amounts are being offset by the technical services provided by Tecnologias Verdes since January 1, 2017 at the rate of $25,000 per month for administration services and for EAWC Tecnologias Verdes SA de CV to remit funds to other suppliers for services rendered to EAWD on EAWD’s behalf. On April 25, 2018, EAWC-TV presented their monthly invoice for administrative services of $25,000 which was offset/paid on April 25, 2018 which exceeded the amount owed by EAWC-TV to EAWD at the time. Therefore, at that moment EAWC-TV no longer owed any funds to EAWC and since such time, EAWD owes money to EAWC-TV.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

EXPERTS

The Company’s financial statements included in this Offering Circular and incorporated by reference, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The law firm of di Santo Law PLLC has provided opinions regarding the validity of the shares of our Common Stock offered pursuant to this Offering Circular. The address of di Santo Law PLLC is 429 Lenox Avenue, 4th Floor, Miami Beach, FL 33139.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Offering Period and Expiration Date

This Offering will start on or immediately prior to the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute, and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds, which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares.

In order to purchase shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Forum Selection Provision

The subscription agreement includes a forum selection provision that requires that subscribers bring any claims against the company based on the subscription agreement in a state or federal court of competent jurisdiction in the State of Florida. The forum selection provision may limit investors’ ability to bring claims in a judicial forum that they believe is favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision since Florida has a well-developed framework for contract law and seeks to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this offering circular the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this offering circular. Any information incorporated by reference will automatically be deemed to be modified or superseded to the extent that information in this offering circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We urge you to carefully read this offering circular and the documents incorporated by reference herein, before purchasing any shares of Common Stock offered under this offering circular. This offering circular may add or update information contained in the documents incorporated by reference herein. To the extent that any statement that we make in this offering circular is inconsistent with statements made in the documents incorporated by reference herein, you should rely on the information in this offering circular and the statements made in this offering circular will be deemed to modify or supersede those made in the documents incorporated by reference herein.

You should rely only on the information contained in this offering circular or incorporated herein by reference. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this offering circular or incorporated herein by reference. You should not rely on any unauthorized information or representation. This offering circular is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this offering circular is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this offering circular, or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this offering circular were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this offering circular have been delivered, a copy of any of the documents incorporated by reference into this offering circular but not delivered with them. You may obtain a copy of these filings, at no cost, by writing or calling us at Energy and Water Development Corp., 444 Brickell Avenue, Suite 51270, Miami, FL 33131, (305) 517-7330. Exhibits to these filings will not be provided unless those exhibits have been specifically incorporated by reference in this offering circular.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Eurosport Active World Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Eurosport Active World Corp. and its subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2018.

Houston, Texas

April 1, 2019

Eurosport Active World Corp.

Consolidated Balance Sheets

	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash	$—	$—
TOTAL CURRENT ASSETS	—	—

TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$861,222	$794,733
Due to affiliate (Note 5)	298,313	595,427
Convertible loan payables (Note 6)	586,825	566,825
Due to officers (Note 5)	1,994,168	1,694,168
TOTAL CURRENT LIABILITIES	3,740,528	3,651,153

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' DEFICIT: (Note 7)
Preferred stock, par value $.001 per share; 500,000,000 shares authorized, no shares issued and outstanding in December 31, 2018 and December 31, 2017, respectively	—	—
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 87,913,933 and 87,201,863 shares issued and outstanding in December 31, 2018 and December 31, 2017, respectively	87,914	87,202
Additional paid in capital	7,187,862	6,476,504
Accumulated deficit	(11,016,304)	(10,214,859)
TOTAL STOCKHOLDERS' DEFICIT	(3,740,528)	(3,651,153)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$—	$—

See accompanying notes to the consolidated financial statements.

Eurosport Active World Corp.

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2018	2017

GENERAL and ADMINISTRATIVE EXPENSES
Management fees to affiliate	$300,000	$304,000
Officers’ salaries and payroll taxes	322,950	322,950
Professional fees	225,126	139,175
Travel and entertainment	2,424	10,188
Advertising and other selling and marketing	403	3,603
Other general and administrative expenses	22,286	27,581
TOTAL GENERAL and ADMINISTRATIVE EXPENSES	873,189	807,497

LOSS FROM OPERATIONS	(873,189)	(807,497)

OTHER INCOME
Interest and Other income, net	71,744	29,584
TOTAL OTHER INCOME	71,744	29,584

LOSS BEFORE TAXES	(801,445)	(777,913)

TAXES	—	—

NET LOSS	$(801,445)	$(777,913)

Loss per share - Basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding - Basic and diluted	87,849,554	87,201,863

See accompanying notes to the consolidated financial statements.

Eurosport Active World Corp.

Consolidated Statement of Changes in Stockholders’ Deficit

For the years ended December 31, 2018 and 2017

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT DECEMBER 31, 2016	87,201,863	$87,202	$6,476,504	$(9,436,946)	$(2,873,240)

Net loss	—	—	—	(777,913)	(777,913)
BALANCE AT DECEMBER 31, 2017	87,201,863	$87,202	$6,476,504	$(10,214,859)	$(3,651,153)

Common stock issued to satisfy related party liability	712,070	712	84,736	—	85,448
Capital contribution on settlement of related party liability			626,622		626,622
Net loss	—	—	—	(801,445)	(801,445)
BALANCE AT DECEMBER 31, 2018	87,913,933	$87,914	$7,187,862	$(11,016,304)	$(3,740,528)

See accompanying notes to the consolidated financial statements.

Eurosport Active World Corp.

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2018	2017

CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS	$(801,445)	$(777,913)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Bad debt (recovery) expense (Note 4)	(39,148)	—
Gain on termination of distributor agreement	—	(35,900)
Reversal of contingent liability	(42,000)	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	562,593	67,500
Due to officers	300,000	187,917
Net cash used in operating activities	(20,000)	(558,396)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts from affiliates	—	80,022
Net cash provided by investing activities	—	80,022

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	20,000	478,325
Net cash provided by financing activities	20,000	478,325

NET CHANGE IN CASH	—	(49)

CASH AT THE BEGINNING OF THE PERIOD	—	49
CASH AT THE END OF THE PERIOD	$—	$—

Supplemental schedule of non-cash investing and financing activities:
Common stock issued to satisfy related party liability	$85,448	$—
Capital contribution on settlement of related party liability	$626,622	$—

See accompanying notes to the consolidated financial statements.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 1. Incorporation and Nature of Operations

Eurosport Active World Corp. (formerly Eagle International Holdings Group Inc.”) (the “Corporation”, “Company” or “EIH”), was incorporated under the laws of the State of Florida on August 23, 2000.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Eurosport Active World Corp. and its wholly-owned subsidiaries Powermax Energy, Powermax Green Technologies, GEM, Swiss Green Solutions and African Sunlight. All significant inter-company transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include estimates relating to the determination of impairment of assets, assessment of going concern, the useful life of property and equipment, the determination of the fair value of stock-based compensation, and the recoverability of deferred income tax assets.

Cash and Cash Equivalents

The Corporation considers short-term interest-bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents at December 31, 2018 and 2017.

Fair Value of Financial Instruments

The fair values of the Corporation’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying financial statements at December 31, 2018 and 2017.

Income Taxes

Income taxes are accounted for under the asset and liability method as stipulated by ASC 740, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of the valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

ASC 740 provides interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In the unlikely event that an uncertain tax position exists in which the Corporation could incur income taxes, the Corporation would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Corporation determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 2. Summary of Significant Accounting Policies (continued)

As of December 31, 2018 and 2017, the Corporation does not believe any uncertain tax positions exist that would result in the Corporation having a liability to the taxing authorities. The Corporation’s policy is to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and general and administrative expense, respectively, in the consolidated statement of operations. The Corporation’s tax returns for the years ended 2012 through 2017 are subject to examination by the federal and state tax authorities. The Corporation’s tax returns for the tax year ended 2018 has not been filed.

Stock-Based Payments

The Corporation accounts for transactions in which services are received in exchange for stock based on the fair value of such services received from non-employees, in accordance with ASC 505-50 “Equity Based Payments to Non-employees.”

The Corporation follows ASC 718, “Compensation – Stock Compensation”, in accounting for its stock-based payments. This standard states that compensation cost or the value of stock issued for services is measured at the grant date based on the value of the stock granted and is recognized over the vesting or service period.

Loss Per Common Share

The Corporation accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 - 10, Earnings Per Share, which establishes the requirements for presenting earnings per share (“EPS”). FASB ASC Topic No. 260 - 10 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

For the years ended December 31, 2018 and 2017, an aggregate of 2,200,000 stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

In addition, as discussed more fully in Note 6, convertible note holders have the option of converting their loans into common shares subject to the completion of an approved S-1 registration of its common shares. In addition, some lenders were also granted the right to purchase additional shares, which was also subject to the completion of an approved S-1 registration of its common shares. The above conversion feature represents a potential for 4,917,350 and 4,831,750 shares at December 31, 2018 and 2017, respectively. In addition, certain notes provided rights to purchase additional shares however as of June 13, 2018, all rights to purchase additional shares have expired. The potential shares from both the conversion feature and the rights to purchase additional shares were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Related Party Transactions

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. A related party is generally defined as:

(i)	any person that holds 10% or more of the Company’s securities including such person’s immediate families,
(ii)	the Company’s management,
(iii)	someone that directly or indirectly controls, is controlled by or is under common control with the Company, or
(iv)	anyone who can significantly influence the financial and operating decisions of the Company.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Corporation’s future consolidated financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to increase transparency and compatibility among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specific scope exceptions. The guidance in this update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU No. 2016-02 will have no impact on our financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (ASU 2017-04), which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit. This guidance will be effective for us in the first quarter of 2019 on a prospective basis, and earlier adoption is permitted. We do not expect the standard to have a material impact on our financial statements.

In September 2017, the FASB issued ASU No. 2017-13, Revenue from Contracts with Customers which amended FASB Accounting Standards Codification® (ASC) by creating Topic 606, Revenue from Contracts with Customers. In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes nearly all existing revenue recognition guidance under U.S. GAAP and requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.

The FASB also issued the following amendments to ASU No. 2014-09 to provide clarification on the guidance:

•	ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date
•	ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606) – Principal versus Agent (Reporting Revenue Gross vs. Net)
•	ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606) – Identifying Performance Obligations and Licensing
•	ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606) – Narrow-Scope Improvements and Practical Expedients

The adoption of Topic 606 is required for public entities for reporting periods beginning after December 15, 2017. The Company has adopted the provisions of this ASU for its fiscal year beginning January 1, 2018. The adoption of ASU 2014-09 did not have an impact on the Company.

Note 4. Going Concern

The Corporation has accumulated operating losses since inception (June 24, 2005). During the years ended December 31, 2018 and 2017, the Corporation incurred net losses of $801,445 and $777,913, respectively, and had working capital deficits of $3,740,528 and $3,651,153 as of December 31, 2018 and 2017, respectively.

These factors raise substantial doubt regarding the Corporation’s ability to continue as a going concern. The ability of the Corporation to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Corporation is profitable. The Corporation expects to be financed through equity capital, debt financing or from deposits related to purchases orders on proposals pending customer acceptance.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 4. Going Concern (continued)

In the event the Corporation does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 5. Related Party Transactions

Due to officers

Amounts due to officers as of December 31, 2018 and 2017 are comprised of the following:

	2018	2017
Ralph Hofmeier:
Unsecured advances due to officer	$17,678	$17,678
Accrued salaries	1,025,000	875,000
Total due to Ralph Hofmeier	1,042,678	892,678

Irma Velazquez:
Unsecured advances due to officer	38,490	38,490
Accrued salaries	913,000	763,000
Total due to Irma Velazquez	951,490	801,490
	$1,994,168	$1,694,168

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Corporation’s Chief Executive Officer and Chief Operating Officer (see note 8).

Due to affiliate

Due to affiliate is comprised of the following as of December 31, 2018 and 2017:

	2018	2017
Swiss Water Tech Research and Development, S.A.
Royalty fees under Technology Transfer and License Agreement	$—	$—
International Service Contract fees	—	712,070
	$—	$712,070

Royalty fees under Technology Transfer and License Agreement - Effective February 1, 2013, the Corporation entered into an exclusive Technology Transfer Agreement and License Agreement (the “Technology Transfer and License Agreement”) for a period of ten years with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Corporation’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE:

•	will transfer to the Corporation the license to manufacture products developed by SWATE;
•	will provide all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and
•	will grant the Corporation the use of certain related trademarks.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 5. Related Party Transactions (continued)

As part of the exclusive Technology Transfer and License Agreement, on February 1, 2013, the Corporation was required to pay a non-refundable initial license fee of $6 million in exchange for the use of newly developed systems, concepts and license of patent and trademark. The Corporation satisfied the required payment in February 2013 through the issuance of 6 million shares of its common stock.

As of December 31, 2018, the Corporation did not generate any revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, accordingly the Corporation was only required to pay to SWATE a minimum annual royalty fee stipulated in the agreement. During 2013 the Corporation accrued the minimum fee of approximately $542,000 in accordance with the terms of the agreement, which was settled in the second quarter of 2014. On April 15, 2015, SWATE agreed to waive licenses fees for the years ended December 31, 2014 and 2015. On January 29, 2016, SWATE agreed to waive licenses fees for the years ended 2016 and 2017.

On January 5, 2018, the parties terminated the Technology Transfer and License Agreement. Further, it was agreed that the Company was entitled to manufacture the products only and exclusively for the concept of waste to energy without having to pay any further royalties until February 1, 2023. Effective with the termination of the Technology Transfer and License Agreement, all commercial activities between SWATE and the Company ceased.

International Service Contract - Effective February 1, 2013, the Corporation also entered into an International Service Contract with SWATE (the “SWATE Service Contract”). Under this agreement, SWATE will provide operations management, engineering and technical services to the Corporation. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses.

On November 1, 2016, SWATE and the Corporation executed a Termination of its International Services Contract effective from December 31, 2016. The termination cited default of important obligations, in particular the payment within an agreed period of time and the person responsible for the Service Provider, would no longer be employed. It was further agreed that the outstanding balance at December 31, 2016 of $712,070 would be settled with the issuance of 712,070 restricted common shares of the Company. EAWC issued 712,070 shares on February 2, 2018, which were fair valued at $85,448.  The difference of $626,622 was accounted for as a capital contribution from a related party.

Due to/from affiliate

In August 2014, the Company began advancing funds to its affiliate EAWC Tecnologias Verdes, S.A. (“EAWC-TV”). EAWC-TV is the exclusive distributor of EAWC for Mexico and Latin America and as their relationship matured, it became a provider of professional administration services to EAWC. As of December 31, 2015, the Company had advanced $151,715 and during the year ended December 31, 2016, the Company advanced an additional $71,616 bringing the total funds advanced to its affiliate at December 31, 2016 to $223,331. During 2017, EAWC-TV operations began to stabilize and effective January 2017 the Company engaged EAWC-TV to provide its management services, including disbursement processing for $25,000 per month totaling $300,000 annually. During 2017, EAWC-TV processed $461,925 of cash proceeds received from EAWC convertible notes and disbursed $237,947 on behalf of EAWC for EAWC operational expenses. This fundamental change in their business relationship resulted in EAWC-TV repaying the funds advanced by EAWC, flipping the relationship in April 2018 where EACW-TV was advancing funds to EAWC. The total due from EAWC-TV at December 31, 2017 was $116,643 which partially offsets the $712,070 payable to SWATE also report as a Due to Affiliate, yields the $595,427 presented on the balance sheet in 2017. During the year ending December 31, 2018, EAWC-TV provided $300,000 of services plus $3,620 net in interest and remitted $170,483 to vendors in satisfaction of EAWC obligations. EAWC also remitted $20,000 to EAWC-TV. In 2018, EAWC-TV has reduced its obligation to the Company from $155,790 (due from EAWC-TV) at December 31, 2017 to $298,313 (due to EAWC-TV) at December 31, 2018.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 6. Convertible Loans Payable

As of December 31, 2018 and 2017, the Company had issued in aggregate of $586,825 and $566,825, respectively, in convertible debentures. The convertible debentures are due on demand unsecured, have no maturity date and are generally non-interest bearing although some of the notes have 2% interest. The holders of the instrument have the option to convert these convertible debentures into common stock at conversion prices ranging from $1.00 to $.10 per share upon Securities Exchange Commission’s (SEC) approval and registration of the Corporation’s Form S-1 for one year after issuance. The Company’s S-1 registration went effective on February 19, 2019.

The above debentures were determined to be solely debt without an equity portion as the Company has determined that these conversion options are not beneficial. As such, these convertible debentures have no equity portion and are presented as loans payables in the financial statements. The transaction price for these loans payable reflects the fair value of the instruments issued.

Note 7. Stock Option Plan

On January 2, 2012, the Corporation’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Corporation’s common stock.

A summary of information regarding the Corporation’s common stock options outstanding is as follows:

Weighted
Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
Outstanding at December 31, 2016	2,200,000	$0.10	4.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2017	2,200,000	0.10	3.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2018	2,200,000	$0.10	2.0

The above outstanding options were granted on January 1, 2012, to a former Corporation’s executive. The options vest 20,000 options per month with 2,200,000 being vested and exercisable at December 31, 2018. During the years ended December 31, 2018 and 2017, the Corporation did not recognize any stock-based compensation expense as the options were fully vested at December 31, 2016.

Note 8. Commitments and Contingencies

Commitments

Employment Agreements

The Corporation entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Corporation will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Corporation’s Board of Directors. The Employment Agreements each has initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 8. Commitments and Contingencies (continued)

Lease

On March 1, 2016, the Corporation leased US office space at 3250 Mary Street, Suite 303 Coconut Grove FL 33133 USA from its counsel for monthly rent payments of $300 on a month to month basis. Rent was waived from March 2016 through July 2017. Rent expense in the years ending December 31, 2018 and 2017 amounted to $3,600 and $1,500, respectively.

Contingencies

From time to time, the Corporation may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Corporation’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its consolidated operating results, financial position or cash flows.

Litigation

Aquasphere - Aquasphere Greentech Solutions Pvt., Ltd filed a complaint against Powermax Green Technologies, LLC and Eurosport Active World Corp., case No. 2014 8179-CA in the Circuit Court of the Eleventh Judicial Circuit for Miami-Dade County, Florida. The plaintiff is alleging breach of contract date on March 24, 2011; for purchase of an AM65 water generator with a purchase price of $70,000.00, a deposit was received for a total of $42,000.00. The purchase contract clearly indicated that full payment was required for release of the shipment. The plaintiff was seeking refund of deposits made. Legal counsel filed an answer to the complaint and discovery was in process. On April 23, 2018 the case was dismissed for Lack of Prosecution.

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgement was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company. This remains the current situation.

CocoGrove – The nature of the litigation was for breach of a lease agreement. This case is concluded with a judgement against the Company in July 2010 for $84,393 plus 6% interest. There have been no efforts to seek collection of this judgement. Management intends to settle this judgement when it is in a financial position to make a payment.

Note 9. Income Taxes

On December 22, 2017, the US Congress enacted the Tax Cuts and Jobs Act (Tax Reform Legislation), which made significant changes to US federal income tax law affecting us including a reduction in the corporate tax rate to 21% for tax years beginning with 2018. These changes will impact changes in our valuation allowance, components of our tax rate reconciliation and realization of loss carryforwards.

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The Company did not have an income tax provision or benefit for the year ended December 31, 2018 and 2017. The Company has incurred losses and therefore has provided a full valuation against net deferred tax assets as December 31, 2018 and 2017.

Eurosport Active World Corp.

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Note 9. Income Taxes (continued)

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the year ended December 31, 2018 and 2017 were as follows:

	2018	2017
Income tax benefit at U.S. statutory rate of 21% (2018) and 35% (2017)
Net operating loss carryforward	$(168,218)	$(272,028)
State income tax net of Federal benefits	(34,805)	(27,785)
Adjustment to 2017 NOL carryforward to 21% tax rate	1,071,247	—
Non-deductible expenses	—	—
Change in valuation allowance	(868,224)	299,813

Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2018 and 2017 were as follows:

	2018	2017
Deferred tax assets
Net operating loss carryforward	$1,870,854	$2,952,149
	—	—

Total deferred tax assets	1,870,854	2,952,149
Valuation allowance	(1,870,854)	(2,952,149)

Net deferred tax assets	$—	$—

Net operating loss carry-forwards in the amount of approximately $7.3 million will expire beginning December 31, 2033.

The net change in the valuation allowance for the years ended December 31, 2018 and 2017 was a decrease of $868,224 and an increase of $299,813, respectively.   The valuation allowance decreased due to adjustment to the 2017 NOL carryforward resulting in the change in statutory tax rate from 35% to 21% which was only partially offset by the increase as a result of losses in the current period.

Note 10. Subsequent Events

In January 23, 2019, the Company issued $50,000 in a convertible debenture which is unsecured, has no maturity date and is non-interest bearing. The holder of the instrument has the option to convert these convertible debentures into common stock at conversion price of $.05 per share upon Securities Exchange Commission’s (SEC) approval and registration of the Corporation’s Form S-1 for one year after issuance.

In February 7, 2019, the Company issued $48,000, in a convertible debenture which is unsecured, has no maturity date and earns interest @ 2%. The holder of the instrument has the option to convert these convertible debentures into common stock at conversion price of $.05 per share upon Securities Exchange Commission’s (SEC) approval and registration of the Corporation’s Form S-1 for one year after issuance.

On February 19, 2019, the Company’s registration on Form S-1 was declared effective by the Securities and Exchange Commission. The Company registered 21,747,352 shares of common stock for resale by certain selling shareholders. The Company will not receive any proceeds from the sale of the shares by the selling shareholders.

In March 2019, the Company received and accepted a purchase subscription for  200,000 shares of its common stock by an investor for $.16 per share or $32,000.

On March 27, 2019, holders of two convertible debenture exercised their conversion options on convertible debentures amounting to $265,825, in exchange for 2,280,750 shares of common stock.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Prepaid expenses	$1,875	$—
TOTAL CURRENT ASSETS	1,875	—

TOTAL ASSETS	$1,875	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,161,516	$861,222
Due to affiliate (Note 5)	303,742	298,313
Convertible loan payables, net of discount (Note 6)	119,746	586,825
Due to officers (Note 5)	2,202,655	1,994,168
Derivative liability	470,151	—
TOTAL CURRENT LIABILITIES	4,257,810	3,740,528

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' DEFICIT:
Preferred stock, par value $.001 per share; 500,000,000 shares authorized, no shares issued and outstanding in September 30, 2019 and December 31, 2018, respectively	—	—
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 93,182,483 and 87,913,933 shares issued and outstanding in September 30, 2019 and December 31, 2018, respectively	93,182	87,914
Additional paid in capital	7,350,518	7,187,862
Accumulated deficit	(11,699,635)	(11,016,304)
TOTAL STOCKHOLDERS' DEFICIT	(4,255,935)	(3,740,528)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,875	$—

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

GENERAL and ADMINISTRATIVE EXPENSES

Management fees to affiliate	$75,000	$75,000	$225,000	$225,000
Officers’ salaries and payroll taxes	80,738	80,738	242,213	242,213
Professional fees	195,796	63,736	261,296	186,486
Travel and entertainment	—	—	8,082	1,928
Other general and administrative expenses	9,613	6,741	15,599	16,761
TOTAL GENERAL and ADMINISTRATIVE EXPENSES	361,147	226,215	752,190	672,388

LOSS FROM OPERATIONS	(361,147)	(226,215)	(752,190)	(672,388)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liability	199,149	—	199,149	—
Interest and other income (expense), net	(79,697)	11,610	(130,290)	90,937
TOTAL OTHER INCOME (EXPENSE)	119,452	11,610	68,859	90,937

LOSS BEFORE TAXES	(241,695)	(214,605)	(683,331)	(581,451)

TAXES	—	—	—	—

NET LOSS	$(241,695)	$(214,605)	$(683,331)	$(581,451)

Net loss per share - Basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average number of shares outstanding - Basic and diluted	92,994,440	87,913,933	90,569,338	87,827,859

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT DECEMBER 31, 2017	87,201,863	$87,202	$6,476,504	$(10,214,859)	$(3,651,153)

Sale of common stock	—	—	—	—	—
Common stock issued for debt	712,070	712	84,736	—	85,448
Capital contribution to satisfy obligations to SWATE, an affiliate	—	—	626,622	—	626,622
Net Loss	—	—	—	(202,073)	(202,073)
BALANCE AT MARCH 31, 2018 (Unaudited)	87,913,933	87,914	7,187,862	(10,416,932)	(3,141,156)

Net Loss	—	—	—	(164,773)	(164,773)
BALANCE AT JUNE 30, 2018 (Unaudited)	87,913,933	87,914	7,187,862	(10,581,705)	(3,305,929)
Net Loss	—	—	—	(214,605)	(214,605)
BALANCE AT SEPTEMBER 30, 2018 (Unaudited)	87,913,933	$87,914	$7,187,862	$(10,796,310)	$(3,520,534)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT DECEMBER 31, 2018	87,913,933	$87,914	$7,187,862	$(11,016,304)	$(3,740,528)

Sale of common stock	200,000	200	31,800	—	32,000
Net Loss	—	—	—	(213,920)	(213,920)
BALANCE AT MARCH 31, 2019 (Unaudited)	88,113,933	88,114	7,219,662	(11,230,224)	(3,922,448)

Sale of common stock	11,200	11	11,189	—	11,200
Common stock issued to retire convertible debt	4,611,350	4,611	483,213	—	487,824
Conditional shares issued to debt holders	56,000	56	(56)	—	—
Beneficial conversion feature	—	—	98,000	—	98,000
Net Loss	—	—	—	(227,716)	(227,716)
BALANCE AT JUNE 30, 2019 (Unaudited)	92,792,483	92,792	7,812,008	(11,457,940)	$(3,553,140)

Common stock issued for services	140,000	140	39,060	—	39,200
Common stock issued to debt holders	266,000	266	58,734	—	59,000
Conditional shares issued to debt holders - resolved	(16,000)	(16)	16	—	—
Reclassification of tainted notes	—	—	(559,300)	—	(559,300)
Net Loss	—	—	—	(241,695)	(241,695)
BALANCE AT SEPTEMBER 30, 2019 (Unaudited)	93,182,483	$93,182	$7,350,518	$(11,699,635)	$(4,255,935)

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2019	2018

CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS	$(683,331)	$(581,451)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Amortization of debt discount	79,746	—
Common stock issued for services	39,200	—
Change in fair value of derivative liability	(199,149)	—
Bad debt recovery	—	(38,619)
Changes in operating assets and liabilities:
Prepaid expenses	(1,875)	—
Accounts payable and accrued expenses	305,722	13,644
Accrued management fees and due to/from officers	208,487	225,633
Net cash used in operating activities	(251,200)	(380,793)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts from affiliates	—	157,103
Net cash provided by investing activities	—	157,103

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares	43,200	—
Payments to related parties	—	(17,000)
Advances from related parties	—	220,690
Proceeds from shareholders’ convertible debentures	208,000	20,000
Net cash provided by financing activities	251,200	223,690

NET CHANGE IN CASH	—	—

CASH AT THE BEGINNING OF THE PERIOD	—	—
CASH AT THE END OF THE PERIOD	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—
NON-CASH INVESTING AND FINANCING TRANSACTION:
Derivative liability discount	$110,000	$—
Conditional shares issued to debt holders	$40	$—
Debt discount related to beneficial conversion feature	$98,000	$—
Stock issued to satisfy convertible debt	$546,824	$712,070

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 1. Incorporation and Nature of Operations

In September, 2019, Eurosport Active World Corp. changed its name to Energy and Water Development Corp. (the “Corporation”, “Company”, “EAWC” or “EAWD”) to better present the Company’s purpose and business sector.  The name change received approval by Financial Industry Regulatory Authority (“FINRA”) on October 22, 2019.  The Company was incorporated under the laws of the State of Florida on December 12, 2007.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements (unaudited) include the accounts of Eurosport Active World Corp. and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements of Energy and Water Development Corp. for the fiscal year ended December 31, 2018, have been omitted.

Certain reclassifications have been made in Fiscal 2018 results to conform to the presentation used in Fiscal 2019.  These reclassifications had no effect on the reported results of operations of the Company.

Loss Per Common Share

The Corporation accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 - 10, “Earnings Per Share”, which establishes the requirements for presenting earnings per share (“EPS”). FASB ASC Topic No. 260 - 10 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

For the nine months ended September 30, 2019 and 2018, an aggregate of 2,200,000 stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

As discussed more fully in Note 6, convertible note holders have the option of converting their loans into common shares commencing on February 19, 2019, the completion of an approved S-1 registration of its common shares. Some note holders were also granted the right to purchase additional shares, however these rights expired after one year from the date of the note. Convertible note holders began exercising their conversion feature in Q2 2019 and as of September 30, 2019, had converted $546,824 of debt into 4,877,350 common shares. If the remaining convertible note holders holding unexercised notes exercised their conversion feature, they would represent 40,000 and 5,347,350 in additional common shares at September 30, 2019 and December 31, 2018, respectively.  The potential shares from both the conversion feature and the rights to purchase additional shares were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 2. Summary of Significant Accounting Policies

In addition, as discussed more fully in Note 6, in Q2 2019 the Company issued $98,000 in convertible notes which contained a beneficial conversion feature and in Q3 2019 the Company issued an $110,000 convertible note which contained a conversion feature that provided for a variable number of shares (derivative liability) predicated on the trading value of the Company’s common shares.  Accordingly, at September 30, 2019 there were 3,007,619 potential shares in aggregate from both the convertible notes with the beneficial conversion feature and the convertible note with the conversion feature that provided for a variable number of shares that were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Fair Value of Financial Instruments

Prepaid, Other Current Assets, Accounts Payable Accrued Expenses, Accrued Salaries and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date.  A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities,

Level 2 – Observable prices that are based on inputs not quoted on active markets, but corroborated by market data,

Level 3 – Unobservable inputs are used when little or no market data is available.

The application of the three levels of the fair value hierarchy under ASC Topic 820-10-35, our derivative liabilities as of September 30, 2019 and December 31, 2018, were $470,151 and $0, respectively and measured on Level 3 inputs.

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Corporation’s future consolidated financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to increase transparency and compatibility among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specific scope exceptions. The guidance in this update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU No. 2016-02 will have no material impact on our financial statements.

In June 2018, the FASB issued ASU 2018-07, “Improvements to Non-Employee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to non-employees for goods and services by expanding the scope of ASC Topic 718, “Compensation – Stock Compensation”. The guidance is effective for public companies for fiscal years, and interim fiscal periods within those fiscal years, beginning after December 15, 2018. The Company does not believe that the adoption of ASU 2018-07 will have a significant impact on the Company’s consolidated financial statements.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 4. Going Concern

The Corporation has yet to commercialize its products and consequently has generated no revenue, and has incurred operating losses since it began operations (December 2012) totaling $11,699,635 at September 30, 2019. During the nine months ended September 30, 2019, the Corporation incurred net losses of $683,331. The Company also incurred a working capital deficit of $4,255,935 at September 30, 2019.

These factors raise substantial doubt regarding the Corporation’s ability to continue as a going concern. The ability of the Corporation to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Corporation is profitable. The Corporation expects to be financed through equity capital, debt financing or from deposits related to purchases orders on proposals pending customer acceptance.

In the event the Corporation does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 5. Related Party Transactions

Due to officers

Amounts due to officers as of September 30, 2019 and December 31, 2018 are comprised of the following:

	2019	2018
	(Unaudited)
Ralph Hofmeier:
Unsecured advances due to officer	$17,778	$17,678
Accrued salaries	1,137,500	1,025,000
Total due to Ralph Hofmeier	1,155,278	1,042,678

Irma Velazquez:
Unsecured advances due to officer	21,877	38,490
Accrued salaries	1,025,500	913,000
Total due to Irma Velazquez	1,047,377	951,490
	$2,202,655	$1,994,168

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts accrued in accordance with the employment agreements for the Corporation’s Chief Executive Officer and Chief Operating Officer (see note 7).

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 5. Related Party Transactions (continued)

Due to/from affiliate

Effective January 2017 the Company engaged EAWC Tecnologias Verdes, SA (“EAWC-TV”) to provide management services, including disbursement processing for $25,000 per month, totaling $300,000 annually. During the first quarter of 2017 and prior, EAWC-TV had been a borrower from EAWD. But starting in the second quarter of 2017 EAWC-TC began repaying EAWD. The balance due to at December 31, 2017 had decreased to $116,643. In April 2018, EAWC-TV completed the repayment of all funds previously borrowed from EAWD and continued to remit its own funds to EAWD suppliers on behalf of EAWD and in satisfaction of EAWD obligations to its suppliers. During the year ending December 31, 2018, EAWC-TV provided $300,000 of services plus $3,620 net in interest and remitted $170,483 to vendors in satisfaction of EAWD obligations. EAWD also remitted $20,000 to EAWC-TV. The balance due to EAWC-TV by EAWD at December 31, 2018 was $298,313.

During the nine months ended September 30, 2019, EAWC-TV provided $225,000 of services plus $10,376 net in interest and remitted $96,712 to vendors in satisfaction of EAWD obligations. EAWD also remitted $226,680 to EAWC-TV. The balance due to EAWC-TV by EAWD at September 30, 2019 was $303,742.

Note 6. Convertible Loans Payable

Convertible notes

From December 2015 through December 2018, the Company issued convertible loans payable to an aggregate of 11 note holders, raising $586,825. These convertible loans are due on demand, unsecured, have no maturity date and are generally non-interest bearing although a few of the notes provide for 2% interest. The note holders have the option to convert the loans into 4,917,350 common shares at conversion prices ranging from $1.00 to $.05 per share. The conversion feature is exercisable for one year after the issuance date of the note. For older notes with expired conversion options, management granted an extension as requested.

The convertible loans issued in 2018 and prior were determined to be solely debt without an equity portion as the Company has determined that these conversion options issued are not beneficial. As such, these convertible debentures have no equity portion and are presented as loans payables in the financial statements. The transaction price for these loans payable reflects the fair value of the instruments issued.

During the nine months ended September 30, 2019, by mutual agreement between the Company and the debt holders, an aggregate of $546,824 of outstanding convertible debt was converted into 4,877,350 common shares of the Company at a conversion price ranging from $0.10 - $1.00 per share. As of September 30, 2019, the Company has issued 40,000 conditional shares to several note holders pending paperwork to complete the conversion. As of September 30, 2019 and December 31, 2018, the Company had outstanding convertible loans of $40,000 and $586,825, respectively.

Convertible notes with beneficial conversion feature

During Q1 2019, the Company issued two convertible loans payable which totaled $98,000. The convertible loans payable are due on February 19, 2020, accrue interest at 0-2% per annum and are convertible into 1,960,000 shares of the Company’s common stock at $0.05 per share which is a discount to the market price on the date of the issuance (beneficial conversion feature). After performing an analysis of the conversion option under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting treatment. The Company therefore performed an analysis if the conversion option was subject to a beneficial conversion feature and determined that it was.  Accordingly, the Company recorded a debt discount of $98,000 for the value of the beneficial conversion feature.  For the nine months ended September 30, 2019 and 2018 the Company amortized debt discount of $65,151 and $0, respectively. As of September 30, 2019 and December 31, 2018, the Company had outstanding convertible loans with a beneficial conversion feature of $98,000 and $0, respectively.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 6. Convertible Loans Payable (continued)

As of September 30, 2019, the number of shares to be issued under the notes are indeterminate. Due to the fact that the number of shares issuable are indeterminate, the equity environment is tainted and the convertible notes are included in the value of the derivative. On the date the equity environment became tainted, the Company recorded a reduction to additional paid in capital in the amount of $559,300 in connection with the initial valuation of the derivative liability of the convertible notes based on the Black Scholes Merton pricing model. The derivative liability related to these convertible notes was $299,300 and $0 as of September 30, 2019, and 2018, respectively. During the nine months ended September 30, 2019 and 2018, the Company recorded a gain of $260,000 and $0, respectively, related to the change in fair value on the convertible notes.

Convertible notes with a variable conversion feature

On August 7, 2019, the Company entered into an $110,000 8% convertible note to provide interim financing.  The note bears interest at the rate of 8% per annum. All interest and principal must be repaid before or on August 7, 2020. The note is convertible into common stock, at the holder’s option, at a price equal to 70% of the lowest closing bid price of the common stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by:

(i)

115% if prepaid during the period commencing on the closing date through 60 days thereafter,

(ii)

120% if prepaid 61 days following the closing through 120 days following the closing, and

(iii)

135% if prepaid 121 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

The Company has identified the embedded derivatives related to the above described note. This embedded derivative included variable conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivative as of the inception date of the note and to fair value as of each subsequent reporting date.

At the inception of the note, the Company determined the aggregate fair value of $183,809 of embedded derivatives which resulted in a $73,809 loss from fair value charged to current period operations. The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	09/30/19

(1) dividend yield of	0%	0%
(2) expected volatility of	316.63%	227.51%
(3) weighted average risk-free interest rate of	1.75%	1.75%
(4) expected life of	1.00 years	0.97 years
(5) estimated fair value	$0.2983	$0.1631

The determined fair value of the embedded derivative was $183,809 at inception and $170,851 at September 30, 2019, resulting in an initial loss of $73,809 and after a $12,958 change in fair value charged to current period operations as non-cash expense, the loss for the period was $60,851. For the nine months ended September 30, 2019 and 2018 the Company amortized debt discount of $14,595 and $0, respectively. As of September 30, 2019 and December 31, 2018, the Company had outstanding convertible loans with a derivative conversion feature of $170,851 and $0, respectively.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 7. Stockholders’ Deficit

During the nine months ended September 30, 2019 the Company engaged in the following equity transactions:

•

sold 211,200 common shares to investors at $0.16 - $1.00 per share for total proceeds of $43,200,

•

issued 4,877,350 common shares for conversion of debt as discussed in Note 6,

•

issued 40,000 conditional shares to existing note holders at $1.00 per share, towards settlement of their convertible notes. However, these note holders have not completed the conversion process into 40,000 common shares, pending the resolution of required documentation.  Given the conditional nature of their documentation, these shares have been reported separately from the group of converting notes and recorded at their par value of $40, and

•

issued 140,000 common shares for a nonexclusive placement agent and financial consulting services valued at $0.28 per share.

Note 8. Stock Option Plan

On January 2, 2012, the Corporation’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employee members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Corporation’s common stock.

A summary of information regarding the Corporation’s common stock options outstanding is as follows:

Weighted
Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
Outstanding at December 31, 2017	2,200,000	$0.10	3.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2018	2,200,000	0.10	2.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at September 30, 2019	2,200,000	$0.10	1.25

The above outstanding options were granted on January 1, 2012, to a former Corporation’s executive. The options vest 20,000 options per month with 2,200,000 being vested and exercisable at September 30, 2019. During the nine months ended September 30, 2019 and 2018, the Corporation did not recognize any stock-based compensation expense as the options were fully vested at December 31, 2016.

Note 9. Commitments and Contingencies

Commitments

Employment Agreements

The Corporation entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Corporation will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Corporation’s Board of Directors. The Employment Agreements each has initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

September 30, 2019 and December 31, 2018

Note 9. Commitments and Contingencies (continued)

Lease

On March 1, 2016, the Corporation leased US office space at 3250 Mary Street, Suite 303 Coconut Grove FL 33133 USA from its counsel for monthly rent payments of $300 on a month to month basis. Effective September 2019, the Company leased new office space at 444 Brickell Ave, Suite 51270, Miami, FL 33131.  Rent expense for the nine months ending September 30, 2019 and 2018 amounted to $2,736 and $2,700, respectively.

Contingencies

From time to time, the Corporation may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Corporation’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its consolidated operating results, financial position or cash flows.

Litigation

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgement was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company plus approximately $34,000 of accrued statutory interest. The Company is in the process of settling the method and manor of payment to the plaintiff.

CocoGrove – The nature of the litigation was for breach of a lease agreement. This case is concluded with a judgement against the Company in July 2010 for $84,393 plus 6% interest. There have been no efforts to seek collection of this judgement. Management intends to settle this judgement when it is in a financial position to make a payment.

Note 10. Subsequent Events

The Company intends to relocate to and register its world corporate headquarters and has begun a search for suitable office space in Hamburg Germany.

Commencing in the fourth quarter of 2019, the Company began assembling its first sale of a solar powered atmospheric water generation system (“SPAWG”).  The $2.8 million project has an estimate completion time of 6–8 months and represents the initial revenue opportunity for EAWD. Our South African customer has executed a purchase agreement and will execute a lease with a third party leasing company to provide financing.

In October, the Company engaged several nonexclusive placement agents. The placement agent agreements have varying terms with placement fees ranging between 8% to 10% for an equity placement.

The Company entered into an investor relations consulting agreement for which the Company issued 280,000 shares valued at $0.31 per share. Pending issuance of the shares in accordance with the terms of the agreement, the Company had recorded a liability to issue the shares during the period ended September 30, 2019.

Part III – EXHIBITS

		Incorporated by Reference			Filed or Furnished
Exhibit #	Exhibit Description	Form	Date Filed	Exhibit #	Herewith

2.1	Amended and Restated Articles of Incorporation	8-K	1/31/2020	3.1
2.6	Bylaws	S-1	8/1/2018	3.2
4.1	Form of Subscription Agreement				*
6.1	License Agreement with Swiss Water Tech Research and Development S.A.	S-1	10/7/2015	10.1
6.2	International Services Contract with Swiss Water Tech Research and Development S.A.	S-1	10/7/2015	10.2
6.3	Employment Agreement with Ralph M. Hofmeier	S-1	10/7/2015	10.3
6.4	Employment Agreement with Irma Velazquez	S-1	10/7/2015	10.4
6.5	Amendment dated June 29, 2015 to License Agreement with Swiss Water Tech Research and Development S.A.	S-1	8/1/2018	10.5
6.6	Amendment dated January 29, 2016 to License Agreement with Swiss Water Tech Research and Development S.A.	S-1	8/1/2018	10.6
6.7	Termination of International Services Contract with Swiss Water Tech Research and Development S.A. dated November 1, 2016	S-1	8/1/2018	10.7
6.8	Management and Administrative Services Agreement with EAWC Tecnologias Verdes SA DE CV dated January 1, 2017	S-1	8/1/2018	10.8
6.9	Non-Qualified Stock Option Agreement for Brian Misiunas	S-1	8/1/2018	10.9
6.10	March 15, 2015 Commercial Agreement with EAWD Tecnologias Verdes SA de CV	S-1/A	10/15/2018	10.10
6.11	March 15, 2017 revised agreement with EAWC Tecnologias Verdes SA de CV	S-1/A	10/15/2018	10.11
6.12	November 2nd, 2017, contract Award Confirmation for Arriyadh Development Authority (ADA) of Saudi Arabia	S-1/A	10/15/2018	10.12
6.13	March 23, 2017 representation letter agreement with HIS WILL Innovations, LTD a South Africa based company	S-1/A	10/15/2018	10.13
6.14	Termination Agreement with SWATE of the License and Research Agreement	S-1/A	10/15/2018	10.14
6.15	Convertible Debentures	S-1/A	10/15/2018	10.15
11.1	Consent of di Santo Law PLLC (contained in Exhibit 12.1)				*
11.2	Consent of MaloneBailey LLP				*
12.1	Opinion of di Santo Law PLLC				*

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on March 2, 2020.

Energy and Water Development Corp.

By:	/s/ Ralph Hofmeier
Ralph Hofmeier
Chief Executive Officer and President (Principal Executive Officer)

This Offering Statement has been signed below by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Ralph Hofmeier	Chief Executive Officer, President, and Chairman of the Board (Principal Executive Officer)	March 2, 2020
Ralph Hofmeier

/s/ Irma Velazquez	Chief Operating Officer and Vice Chairman (Principal Financial Officer and Principal Accounting Officer)	March 2, 2020
Irma Velazquez

III-2